UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 25, 2016
(Date of earliest event reported)

CA, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

1-9247 (Commission File Number)	13-2857434 (IRS Employer Identification No.)

520 Madison Avenue New York, New York (Address of principal executive offices)	10022 (Zip Code)

(800) 225-5224
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2016, the Board of Directors of CA, Inc. (the “Company”) elected Mr. Anthony J. Radesca as the Company’s principal accounting officer, effective June 3, 2016.  Mr. Radesca, age 47, has served as the Company’s Vice President of Accounting since June 2008. In that position, his responsibilities included SEC reporting, worldwide GAAP accounting, corporate consolidations, management of external auditor relationships, revenue accounting, inter-company accounting, accounting for acquisitions and divestitures, and various other finance and accounting initiatives. He brings 25 years of combined experience in both Public and Corporate Accounting to his new role. Mr. Radesca is a New York State Licensed Certified Public Accountant. He holds a bachelor’s degree in accounting from Hofstra University and a juris doctor degree from St. John’s University School of Law.
In connection with his new role, it is expected that Mr. Radesca’s salary and incentive compensation will be adjusted and approved at a future meeting of the Company’s Compensation and Human Resources Committee of the Board of Directors.
Mr. Radesca will succeed Neil A. Manna, who resigned as the Company’s principal accounting officer effective June 3, 2016, to pursue another opportunity. The Company thanks Mr. Manna for his service and wishes him well in his future endeavors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CA, Inc.

Date:	June 1, 2016	By:	/s/ Michael C. Bisignano
Michael C. Bisignano
Executive Vice President, General Counsel and Corporate Secretary